ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-180289 Dated May 15, 2013

HSBC USA Inc. Trigger Phoenix Autocallable Optimization Securities

$    Securities Linked to the Common Stock of The Mosaic Company due on or about November 21, 2014

$    Securities Linked to the Common Stock of Expedia, Inc. due on or about November 21, 2014

Investment Description

These Trigger Phoenix Autocallable Optimization Securities (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the common stock of a specific company described herein (the ‘‘Underlying Stock”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a quarterly Contingent Coupon if the Official Closing Price of the Underlying Stock on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter. HSBC will automatically call the Securities if the Official Closing Price of the Underlying Stock on any Observation Date, commencing on the Observation Date falling on August 19, 2013, is equal to or greater than the Initial Price. If the Securities are called, HSBC will pay you the Principal Amount of your Securities plus the Contingent Coupon for that quarter, and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the Final Price of the Underlying Stock is equal to or greater than the Trigger Price (which is the same price as the Coupon Barrier), HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Securities plus the Contingent Coupon for the final quarter. If the Final Price of the Underlying Stock is less than the Trigger Price, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying Stock over the term of the Securities, and you may lose up to 100% of your Principal Amount.

Investing in the Securities involves significant risks. HSBC may not pay any Contingent Coupons on the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Contingent Coupon: HSBC will pay a quarterly Contingent Coupon payment if the Official Closing Price of the Underlying Stock on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for the quarter.
❑	Automatically Callable: HSBC will automatically call the Securities and pay you the Principal Amount of your Securities plus the Contingent Coupon otherwise due for that quarter if the Official Closing Price of the Underlying Stock on any quarterly Observation Date, commencing on the Observation Date falling on August 19, 2013, is equal to or greater than the Initial Price. If the Securities are not called, investors will potentially lose a portion of their principal amount at maturity.
❑	Contingent Repayment of Principal Amount at Maturity: If the Securities have not been previously called and the Official Closing Price of the Underlying Stock is not less than the Trigger Price on the Final Valuation Date, HSBC will pay you the Principal Amount per Security at maturity. If the Official Closing Price of the Underlying Stock on the Final Valuation Date is less than the Trigger Price, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Official Closing Price of the Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	May 17, 2013
Settlement Date	May 22, 2013
Observation Dates[2]	Quarterly, callable commencing on August 19, 2013
Final Valuation Date[2]	November 17, 2014
Maturity Date[2]	November 21, 2014

[1] Expected [2] See page 4 for additional details

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the Relevant Underlying Stock, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING STOCK-LINKED UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offerings

These terms relate to two separate Securities we are offering. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each Security is linked to the common stock of a different company, and each of the two Securities has its own Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier. The Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier will be determined on the Trade Date. The performance of one Security will not depend on the performance of the other Security.

Underlying Stock	Contingent Coupon Rate*	Initial Price	Trigger Price**	Coupon Barrier**	CUSIP	ISIN
Common stock of The Mosaic Company (“MOS”)	8.00% to 11.00% per annum		$80.00% of the Initial Price	80.00% of the Initial Price	40433X696	US40433X6967
Common stock of Expedia, Inc. (“EXPE”)	11.00% to 14.00% per annum		$70.00% of the Initial Price	70.00% of the Initial Price	40433X688	US40433X6884

*The Contingent Coupon Rate for each Security will be set on the Trade Date.

**The Trigger Price and Coupon Barrier for each Security will be set on the Trade Date, and will be the same for that Security.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying stock-linked underlying supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or stock-linked underlying supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution” on the last page of this free writing prospectus for a description of the distribution arrangement.

	Price to Public		Underwriting Discount		Proceeds to Us
Securities Linked to:	Total	Per Security	Total	Per Security	Total	Per Security
Common Stock of The Mosaic Company	●	$10.00	●	$0.15	●	$9.85
Common Stock of Expedia, Inc.	●	$10.00	●	$0.15	●	$9.85

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to two separate Security offerings, each linked to one of the Underlying Stocks identified on the cover page. As a purchaser of a Security, you will acquire an investment instrument linked to the Underlying Stock. Although each Security offering relates to one of the Underlying Stocks identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of the Underlying Stocks, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the stock-linked underlying supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying stock-linked underlying supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement and beginning on page S-1 of the accompanying stock-linked underlying supplement, as the Securities involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the stock-linked underlying supplement) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and stock-linked underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-linked underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s web site at www.sec.gov as follows:

♦	Stock-linked underlying supplement dated March 22, 2012:

♦   http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

♦	Prospectus supplement dated March 22, 2012:

♦   http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012:

♦   http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “stock-linked underlying supplement” mean the stock-linked underlying supplement dated March 22, 2012, references to the “prospectus supplement” mean the prospectus supplement dated March 22, 2012 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 22, 2012.

2

Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment directly in the Underlying Stock.

♦   You believe the Official Closing Price will be equal to or greater than the Coupon Barrier on the specified Observation Dates and equal to or greater than the Trigger Price on the Final Valuation Date.

♦   You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock, and your potential return is limited to the Contingent Coupon payments.

♦   You are willing to invest in the Securities if the Contingent Coupon Rate is set to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be determined on the Trade Date).

♦   You are willing to hold Securities that will be automatically called on the earliest Observation Date, beginning August 19, 2013, on which the Official Closing Price is equal to or greater than the Initial Price, or you are otherwise willing to hold the Securities to maturity, a term of approximately 1.5 years, and do not seek an investment for which there is an active secondary market.

♦   You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You are willing to forgo dividends paid on the Underlying Stock and do not seek guaranteed current income from your investment.

♦   You are willing to assume the credit risk associated with HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You believe that the price of the Underlying Stock will decline during the term of the Securities and is likely to close below the Coupon Barrier on the specified Observation Dates and below the Trigger Price on the Final Valuation Date.

♦   You seek an investment that is designed to return your full Principal Amount at maturity.

♦   You are not willing to make an investment in which you could lose some or all of your initial investment and you are not willing to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

♦   You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

♦   You are unwilling to invest in the Securities if the Contingent Coupon Rate is set to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be determined on the Trade Date).

♦   You are unable or unwilling to hold securities that will be automatically called on the earliest Observation Date, beginning August 19, 2013, on which the Official Closing Price is equal to or greater than the Initial Price, or you are otherwise unable or unwilling to hold the Securities to maturity, a term of approximately 1.5 years, and seek an investment for which there will be an active secondary market.

♦   You prefer to receive the dividends paid on the Underlying Stock and seek guaranteed current income from your investment.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-1 of the stock-linked underlying supplement and beginning on page S-3 of the accompanying prospectus supplement.

3

Indicative Terms
Issuer	HSBC USA Inc. (“HSBC”)
Issue Price	$10 per Security
Principal Amount	$10 per Security (subject to a minimum investment of $1,000).
Term	Approximately 1.5 years, unless earlier called.
Trade Date[1]	May 17, 2013
Settlement Date[1]	May 22, 2013
Final Valuation Date[1]	November 17, 2014, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Note Terms—Valuation Dates” in the accompanying stock-linked underlying supplement.
Maturity Date[1]	November 21, 2014, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Note Terms—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying stock-linked underlying supplement.
Underlying Stock	Common stock of The Mosaic Company (Ticker: MOS) Common stock of Expedia, Inc. (Ticker: EXPE)
Automatic Call Feature

The Securities will be automatically called if the Official Closing Price of the Underlying Stock on any Observation Date, commencing on the Observation Date falling on August 19, 2013, is equal to or greater than the Initial Price.

If the Securities are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Security equal to your Principal Amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Securities.

Coupon Payment Dates	Two business days following the applicable Observation Date, except that as to the final Observation Date, the Coupon Payment Date will be the Maturity Date. The expected Observation Dates and Coupon Payment Dates are set forth in the table below.
Contingent Coupon Rate	For the Securities linked to MOS, 8.00% to 11.00% per annum. For the Securities linked to EXPE, 11.00% to 14.00% per annum. The actual Contingent Coupon Rate for each Security will be determined on the Trade Date.
Contingent Coupon

If the Official Closing Price of the Underlying Stock is equal to or greater than the Coupon Barrier on any Observation Date, HSBC will pay you the Contingent Coupon applicable to that Observation Date.

If the Official Closing Price of the Underlying Stock is less than the Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.

The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate. The following table sets forth the range of Contingent Coupon amounts based on the relevant Contingent Coupon Rate range that would be payable for each Observation Date on which the Official Closing Price of the Underlying Stock is greater than or equal to the Coupon Barrier. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Quarter per Security)

Expected Observation Dates[1]	Coupon Payment Dates	MOS	EXPE
August 19, 2013	August 21, 2013	$0.200 to $0.275	$0.275 to $0.350
November 18, 2013	November 20, 2013	$0.200 to $0.275	$0.275 to $0.350
February 18, 2014	February 20, 2014	$0.200 to $0.275	$0.275 to $0.350
May 19, 2014	May 21, 2014	$0.200 to $0.275	$0.275 to $0.350
August 18, 2014	August 20, 2014	$0.200 to $0.275	$0.275 to $0.350
November 17, 2014	November 21, 2014	$0.200 to $0.275	$0.275 to $0.350

The actual Contingent Coupon for each Security will be determined on the Trade Date.

Contingent Coupon payments on the Securities are not guaranteed. HSBC will not pay you the Contingent Coupon for any Observation Date on which the Official Closing Price of the Underlying Stock is less than the Coupon Barrier.

Payment at Maturity (per $10 Security)

If the Securities are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price is equal to or greater than the Trigger Price (and Coupon Barrier), HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 Principal Amount of Securities plus the Contingent Coupon otherwise due on the Maturity Date.[2]

If the Final Price of the Underlying Stock is less than the Trigger Price, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Return).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Price from the Initial Price and you will lose some or all of your Principal Amount.

Underlying Return	Final Price - Initial Price Initial Price

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same and the Observation Dates may be adjusted in a similar manner. Each Observation Date and Coupon Payment Date is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Note Terms—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying stock-linked underlying supplement.

2 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

4

Trigger Price	For the Securities linked to MOS, 80.00% of the Initial Price. For the Securities linked to EXPE, 70.00% of the Initial Price.
Coupon Barrier	For the Securities linked to MOS, 80.00% of the Initial Price. For the Securities linked to EXPE, 70.00% of the Initial Price.
Initial Price	The Official Closing Price of one share of the relevant Underlying Stock on the Trade Date.
Final Price	The Official Closing Price of one share of the relevant Underlying Stock on the Final Valuation Date.
Official Closing Price	On any scheduled trading day, the last reported sale price of the Underlying Stock on the relevant exchange as determined by the Calculation Agent, adjusted by the Calculation Agent as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying stock-linked underlying supplement.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Business Day	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment When Offices or Settlement Systems Are Closed	If any payment is due on the Securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

5

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying stock-linked underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities. If the Securities are not called, HSBC will only pay you the Principal Amount of your Securities (plus the final Contingent Coupon) in cash if the Final Price is greater than or equal to the Trigger Price, and will only make that payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price from the Initial Price.

♦	The Contingent Repayment of Principal Applies at Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying Stock at that time is above the Trigger Price.

♦	You May Not Receive any Contingent Coupons — HSBC will not necessarily make periodic coupon payments on the Securities. If the Official Closing Price of the Underlying Stock on an Observation Date is less than the Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to that Observation Date. If the Official Closing Price of the Underlying Stock is less than the Coupon Barrier on each of the Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities.

♦	Certain Built-in Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity – Generally, the price of the Securities in the secondary market, if any, is likely to be lower than the initial offering price, since the issue price includes, and the secondary market prices are likely to exclude, hedging costs or commissions and other compensation paid with respect to the Securities. You should be willing to hold your Securities to maturity. The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell your Securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the Underlying Stock has appreciated since the Trade Date.

♦	Reinvestment Risk – If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs. The Securities may be called as early as three months after issuance.

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any Contingent Coupon payment or any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	Higher Contingent Coupon Rates Are Generally Associated With a Greater Risk of Loss — Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the Official Closing Price of the Underlying Stock could be below the Coupon Barrier on each Observation Date, and below the Trigger Price on the Final Valuation Date. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that Security. However, while the Contingent Coupon Rate is a fixed percentage, the Underlying Stock’s volatility can change significantly over the term of the Securities. The price of the Underlying Stock could fall sharply, which could result in a significant loss of principal, and the non-payment of one or more Contingent Coupons.

♦	Limited Return on the Securities – The return potential of the Securities is limited to the Contingent Coupon Rate regardless of any appreciation of the Underlying Stock. In addition, your total return on the Securities will vary based on the number of Observation Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Securities is limited by the automatic call feature in that you will not receive any further payments after the Securities are called. Your Securities could be called as early as August 19, 2013, and your return could be minimal. If the Securities are not called, you may be exposed to the decline in the price of the Underlying Stock even though you cannot participate in any potential appreciation in the price of the Underlying Stock. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the Underlying Stock.

♦	Single Stock Risk — The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Stocks and their issuers, please see “Information About the Underlying Stocks” in this free writing prospectus and the issuers’ SEC filings referred to in those sections.

♦	No Assurance that the Return Strategy of the Securities will be Successful - While the Securities are structured to provide Contingent Coupons as long as the Underlying Stock does not decline below the Coupon Barrier (as measured by the Official Closing Price on the Observation Dates), we cannot assure you of the economic environment during the term of the Securities, or at maturity. As a result, you may not receive a Contingent Coupon on any Coupon Payment Date, and you may lose some or all of your initial investment in the Securities.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of HSBC’s affiliates may offer to purchase the Securities in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Securities, and therefore you may have to sell your Securities at a significant discount.

6

♦	Owning the Securities Is Not the Same as Owning the Underlying Stock – The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Stock. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Stock would have. Furthermore, the Underlying Stock may appreciate substantially during the term of your Securities, and you will not participate in such appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates — HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Underlying Stock, and therefore, the market value of the Securities.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price — Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the Underlying Stock or in futures, options, exchange-traded funds or other derivative products on the Underlying Stock, may adversely affect the market value of the Underlying Stock, and, therefore, the market value of your Securities.

♦	Potential Conflicts of Interest — HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuer of the Underlying Stock, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Securities. HSBC, as the Calculation Agent, will determine on each applicable Observation Date whether the Contingent Coupon is to be paid, and whether the Securities are to be called, based on the Official Closing Price of the relevant Underlying Stock. The Calculation Agent can postpone the determination of the Official Closing Price on an Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event exists on that Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the Underlying Stock; the volatility of the Underlying Stock; the dividend rate paid on the Underlying Stock; the time remaining to the maturity of the Securities; interest rates; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of The United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Securities and could lose your entire investment.

♦	The Amount Payable on the Securities Is Not Linked to the Price of the Underlying Stock at Any Time Other Than on the Observation Dates, Including the Final Valuation Date – The return on the Securities will be based on the Official Closing Price of the Underlying Stock on the Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Underlying Stock appreciates prior to the applicable Observation Date but then drops on that day to a price that is less than the Initial Price or Coupon Barrier, the Securities will not be called, the Contingent Coupon may not be payable, and the return on the Securities will be less, and may be significantly less, than it would have been had the Securities been linked to the price of the Underlying Stock prior to such decrease. Although the actual price of the Underlying Stock on the Maturity Date or at other times during the term of the Securities may be higher than the Official Closing Price of the Underlying Stock on any Observation Date, the return on the Securities will be based solely on the Official Closing Price of the Underlying Stock on the applicable Observation Dates, including the Final Valuation Date.

♦	There Is Limited Anti-dilution Protection — The Calculation Agent will adjust the Official Closing Price for certain events affecting the Underlying Stock, such as stock splits and corporate actions. These adjustments may impact whether the Contingent Coupon is payable, whether the Securities are called, and the Payment at Maturity. The Calculation Agent is not required to make an adjustment for every corporate action which affects the Underlying Stock. If an event occurs that does not require the Calculation Agent to adjust the price of the Underlying Stock, the market price of the Securities, and the payments on the Securities, may be materially and adversely affected. See “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying stock-linked underlying supplement.

♦	In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Stock of Another Company and Not the Underlying Stock — Following certain corporate events relating to the respective issuer of the Underlying Stock where such issuer is not the surviving entity, the amount of cash that you will receive on the Securities may be based on the stock of a successor to the respective Underlying Stock issuer or any cash or any other assets distributed to holders of the Underlying Stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “Additional Note Terms — Merger Event and Tender Offer” beginning on page S-8 of the accompanying stock-linked underlying supplement.

♦	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities. Under one reasonable approach, the Securities should be treated as income-bearing pre-paid executory contracts with respect to the relevant Underlying Stock. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

In addition, the Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor. If, however, a Security is transferred to a non-U.S. Holder (as defined in the prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. Holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should

7

be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “U.S. Federal Income Tax Considerations” in the prospectus supplement.

8

What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as income bearing pre-paid executory contracts with respect to the relevant Underlying Stock. HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Security. Any such gain or loss will be long-term capital gain or loss if you have held the Security for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Security generally will equal your cost of the Security. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid executory contracts.

The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor. If, however, a Security is transferred to a non-U.S. Holder (as defined in the prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. Holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the relevant Underlying Stocks would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the relevant Underlying Stocks were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the relevant Underlying Stocks and consult your tax advisor regarding the possible consequences to you if one or more of the relevant Underlying Stocks is or becomes a PFIC or USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Additionally, with respect to non-U.S. Holders, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

9

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Underlying Stock relative to its Initial Price. We cannot predict the Final Price or the Official Closing Price on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the relevant Underlying Stock. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity or upon earlier automatic call per $10.00 Security on a hypothetical offering of the Securities, based on the following assumptions (the actual Initial Price, Coupon Barrier, Trigger Price, Contingent Coupon Rate and Contingent Coupon for the Securities will be determined on the Trade Date:

Investment term:	1.5 years (unless earlier called)
Hypothetical Initial Price:	$100.00
Hypothetical Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Hypothetical Contingent Coupon:	$0.20 per quarter
Observation Dates:	Quarterly (callable commencing on August 19, 2013)
Hypothetical Coupon Barrier:	$80.00 (80% of the Initial Price)
Hypothetical Trigger Price:	$80.00 (80% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Date	Official Closing Price	Payment (per Security)
First Observation Date	$115.00 (at or above Initial Price)	$10.20 (Settlement Amount)
Total Payment: $10.20 (2.00% return)

Since the Securities are called on the first Observation Date, HSBC will pay you on the Call Settlement Date a total of $10.20 per Security reflecting your Principal Amount plus the applicable Contingent Coupon, for a 2.00% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are Called on the Third Observation Date

Date	Official Closing Price	Payment (per Security)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$0.20 (Contingent Coupon)
Second Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$0.20 (Contingent Coupon)
Third Observation Date	$105.00 (at or above Coupon Barrier and Initial Price)	$10.20 (Settlement Amount)
Total Payment: $10.60 (6.00% return)

Since the Securities are called on the third Observation Date, HSBC will pay you on the Call Settlement Date a total of $10.20 per Security reflecting your Principal Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.40 received in respect of the prior Observation Dates, HSBC will have paid you a total of $10.60 per Security for a 6.00% total return on the Securities. No further amount will be owed to you under the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Stock is at or above the Trigger Price (and Coupon Barrier)

Date	Official Closing Price	Payment (per Security)
First Observation Date	$80.00 (at or above Coupon Barrier; below Initial Price)	$0.20 (Contingent Coupon)
Second Observation Date	$50.00 (below Coupon Barrier; below Initial Price)	$0.00
Third Observation Date	$45.00 (below Coupon Barrier; below Initial Price)	$0.00
Fourth Observation Date	$40.00 (below Coupon Barrier; below Initial Price)	$0.00
Fifth Observation Date	$60.00 (below Coupon Barrier; below Initial Price)	$0.00
Final Valuation Date	$80.00 (at or above Trigger Price and Coupon Barrier)	$10.20 (Payment at Maturity)
	Total Payment: $10.40 (4.00% return)

At maturity, HSBC will pay you a total of $10.20 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $0.20 received in respect of the prior Observation Dates, HSBC will have paid you a total of $10.40 per Security for a 4.00% total return on the Securities.

Example 4 — Securities are NOT Called and the Final Price of the Underlying Stock is below the Trigger Price (and Coupon Barrier)

Date	Official Closing Price	Payment (per Security)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$ 0.20 (Contingent Coupon)
Second Observation Date	$86.00 (at or above Coupon Barrier; below Initial Price)	$ 0.20 (Contingent Coupon)
Third Observation Date	$83.00 (at or above Coupon Barrier; below Initial Price)	$ 0.20 (Contingent Coupon)
Fourth Observation Date	$80.00 (at or above Coupon Barrier; below Initial Price)	$ 0.20 (Contingent Coupon)
Fifth Observation Date	$60.00 (below Coupon Barrier; below Initial Price)	$ 0.00
Final Valuation Date	$40.00 (below Trigger Price and Coupon Barrier)	$10.00 × (1 + Underlying Return) =
$10.00 × (1 + -60%) =
$10.00 - $6.00 =
$ 4.00 (Payment at Maturity)
Total Payment $4.80 (-52.00% return)

Since the Securities are not called and the Final Price of the Underlying Stock is below the Trigger Price, HSBC will pay you at maturity $4.00 per Security. When added to the Contingent Coupon payments of $0.80 received in respect of the prior Observation Dates, HSBC will have paid you $4.80 per Security, for a loss on the Securities of 52.00%.

10

Information About the Underlying Stocks

Included on the following pages is a brief description of the issuers of each of the Underlying Stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high, low and period end closing prices for each of the Underlying Stocks. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012. Complete data is provided for the first calendar quarter of 2013, and partial data is provided for the second calendar quarter of 2013. HSBC obtained the closing prices set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stocks as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC. Information filed by the respective issuer of each the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Underlying Stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

The Mosaic Company

According to publicly available information, The Mosaic Company produces and distributes crop nutrients to the agricultural communities located in North America and other countries. The company's principal products include concentrated phosphates, and potash. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32327 or its CIK Code: 0001285785.

Historical Information

The following table sets forth the quarterly high, low and period end closing prices for MOS, based on daily closing prices on its primary exchange, as reported by Bloomberg. MOS’s Official Closing Price on May 10, 2013 was $63.28. The actual Initial Price will be the Official Closing Price of MOS on the Trade Date. Past performance of the Underlying Stock is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$116.69	$69.17	$99.95
4/1/2008	6/30/2008	$159.01	$92.55	$140.96
7/1/2008	9/30/2008	$143.13	$60.60	$66.26
10/1/2008	12/31/2008	$69.65	$21.37	$33.71
1/2/2009	3/31/2009	$48.49	$30.37	$40.90
4/1/2009	6/30/2009	$57.80	$36.14	$43.16
7/1/2009	9/30/2009	$54.29	$38.37	$46.83
10/1/2009	12/31/2009	$62.45	$43.84	$59.73
1/3/2010	3/31/2010	$68.25	$52.87	$60.77
4/1/2010	6/30/2010	$60.21	$38.86	$38.98
7/1/2010	9/30/2010	$63.93	$37.68	$58.76
10/1/2010	12/31/2010	$76.80	$58.59	$76.36
1/3/2011	3/31/2011	$89.24	$71.87	$78.75
4/1/2011	6/30/2011	$83.41	$58.84	$67.73
7/1/2011	9/30/2011	$74.31	$48.50	$48.97
10/3/2011	12/30/2011	$62.64	$44.86	$50.43
1/3/2012	3/30/2012	$59.80	$51.15	$55.29
4/2/2012	6/29/2012	$55.93	$44.43	$54.76
7/2/2012	9/28/2012	$61.97	$53.79	$57.61
10/1/2012	12/31/2012	$58.69	$48.35	$56.63
1/2/2013	3/29/2013	$63.46	$55.62	$59.61
4/1/2013	5/10/2013*	$64.64	$56.92	$63.28

* As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 10, 2013. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second quarter of 2013.

11

The graph below illustrates the performance of MOS from May 10, 2008 through May 10, 2013, based on information from Bloomberg. The dotted line represents a hypothetical Trigger Price and Coupon Barrier equal to 80.00% of the Official Closing Price on May 10, 2013. The actual Trigger Price and Coupon Barrier will be determined on the Trade Date and will be based on the Official Closing Price of MOS on the Trade Date. Past performance of the Underlying Stock is not indicative of its future performance.

Historical Performance of the Common Stock of The Mosaic Company

Source: Bloomberg

12

Expedia, Inc.

According to publicly available information, Expedia, Inc. provides branded online travel services for leisure and small business travelers. The company offers a wide range of travel shopping and reservation services, providing real-time access to schedule, pricing and availability information for airlines, hotels, and car rental companies. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-51447 or its CIK Code: 0001324424.

Historical Information

The following table sets forth the quarterly high, low and period end closing prices for EXPE, based on daily closing prices on its primary exchange, as reported by Bloomberg. EXPE’s Official Closing Price on May 10, 2013 was $58.87. The actual Initial Price will be the Official Closing Price of EXPE on the Trade Date. Past performance of the Underlying Stock is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$29.72	$18.82	$20.41
4/1/2008	6/30/2008	$23.78	$17.07	$17.14
7/1/2008	9/30/2008	$19.04	$12.71	$14.09
10/1/2008	12/31/2008	$14.03	$5.59	$7.68
1/2/2009	3/31/2009	$9.64	$5.88	$8.47
4/1/2009	6/30/2009	$16.46	$8.22	$14.09
7/1/2009	9/30/2009	$23.89	$12.61	$22.33
10/1/2009	12/31/2009	$25.65	$20.47	$23.97
1/3/2010	3/31/2010	$24.27	$18.81	$23.27
4/1/2010	6/30/2010	$24.33	$17.43	$17.51
7/1/2010	9/30/2010	$27.83	$17.06	$26.30
10/1/2010	12/31/2010	$27.51	$23.17	$23.39
1/3/2011	3/31/2011	$26.02	$18.28	$21.13
4/1/2011	6/30/2011	$27.17	$20.51	$27.03
7/1/2011	9/30/2011	$30.66	$24.00	$24.01
10/3/2011	12/30/2011	$30.16	$22.25	$28.77
1/3/2012	3/30/2012	$35.25	$27.79	$33.15
4/2/2012	6/29/2012	$50.22	$30.71	$47.66
7/2/2012	9/28/2012	$59.76	$43.07	$57.34
10/1/2012	12/31/2012	$62.26	$50.27	$61.45
1/2/2013	3/29/2013	$68.09	$59.52	$60.01
4/1/2013	5/10/2013*	$65.38	$54.65	$58.87

* As of the date of this free writing prospectus, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 10, 2013. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second quarter of 2013.

13

The graph below illustrates the performance of EXPE from May 10, 2008 through May 10, 2013, based on information from Bloomberg. The dotted line represents a hypothetical Trigger Price and Coupon Barrier equal to 70.00% of the Official Closing Price on May 10, 2013. The actual Trigger Price and Coupon Barrier will be determined on the Trade Date and will be based on the Official Closing Price of EXPE on the Trade Date. Past performance of the Underlying Stock is not indicative of its future performance.

Historical Performance of the Common Stock of Expedia, Inc.

Source: Bloomberg

14

Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Indicative Terms—Payment at Maturity” in this free writing prospectus, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the final price and if a Contingent Coupon is payable. If a Market Disruption Event exists with respect to the Underlying Stock on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

15